                                 Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS SECOND QUARTER 2011 ADJUSTED EPS OF $0.30

FOOTHILL RANCH, Calif. - August 1, 2011 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three- and six-month period ended June 30, 2011.

"While we are extremely disappointed with the announcement by the Centers for Medicare & Medicaid Services (CMS) on Friday, we believe we are well positioned for the future with our conservative model for managing our skilled nursing facility business and diversification of our operations to reduce the exposure to such radical changes in Medicare and Medicaid rates," noted Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc.

Mr. Hendrickson continued, "Furthering our diversification efforts, we are pleased to welcome both Altura Homecare & Rehab and Vintage Park at San Martín to the Skilled Healthcare family. Both acquisitions closed in July. Altura Homecare & Rehab serves the Albuquerque, New Mexico market and Vintage Park at San Martín is an assisted living facility located in Las Vegas. We are also pleased to report that cash flow from operations was $45.2 million for the first half of the year. We have reduced debt by $26.7 million and increased cash by $10.8 million since the beginning of the year."

Second Quarter 2011 Results
Revenue for the quarter ended June 30, 2011 was $215.5 million, an increase of 7.3% when compared to $201.0 million in the second quarter of 2010. Skilled Mix1 increased 60 basis points to 23.5% in the second quarter of 2011 from 22.9% in the second quarter of 2010. Quality mix2 in the second quarter of 2011 increased 300 basis points to 71.5%, compared to 68.5% in the prior year period.

Adjusted EBITDA3 was $33.9 million, or 15.8% of revenue, for the quarter ended June 30, 2011, an increase of 16.7% compared to $29.1 million, or 14.5% of revenue, in the same period a year ago. Adjusted EBITDAR4 was $38.5 million, or 17.9% of revenue, for the quarter ended June 30, 2011, up 13.5% compared to $33.9 million, or 16.9% of revenue, for the quarter ended June 30, 2010.

Adjusted net income5 for the quarter ended June 30, 2011, which excludes the non-recurring items described in the Adjusted Earnings Reconciliation table below, totaled $11.1 million, up 26.5% compared to the adjusted net income of $8.8 million for the second quarter of 2010.

Adjusted earnings per diluted share, excluding the non-recurring items described in the Adjusted Earnings Reconciliation table below, were $0.30 for the quarter ended June 30, 2011, up 25.0% compared to adjusted earnings per diluted share of $0.24 for the same period in 2010.

Net income for the three-months ended June 30, 2011, including the non-recurring items described in the reconciliation tables below, was $10.6 million, or $0.28 per diluted share, up 133% as compared to net income of $4.5 million, or $0.12 per diluted share, for the same period of 2010.

Long-Term Care Services Segment

Revenue for our long-term care services segment in the quarter ended June 30, 2011, was $173.0 million, an increase of $3.0 million, or 1.7%, compared to the same period a year ago. Revenue for this segment represented 80.3% of total revenue in the second quarter of 2011, compared to 84.6% of total revenue in the second quarter of 2010.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $23.7 million for the quarter ended June 30, 2011, an increase of $5.2 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for 11.0% of total revenue in the second quarter of 2011, compared to 9.2% of total revenue in the second quarter of 2010.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $18.9 million in the second quarter of 2011, compared to $12.5 million in the second quarter of 2010. Average daily hospice census grew to 1,085 for the three-months ended June 30, 2011 from 694 for the three-months ended June 30, 2010, an increase of 56.3%. Five of our hospice businesses were acquired May 1, 2010, and their census is reflected in two months of the three-months ended June 30, 2010. Signature's revenue represented 8.7% of total revenue in the second quarter of 2011, compared to 6.2% in the second quarter of 2010.

Year-to-Date 2011 Results
Revenue for the six-months ended June 30, 2011 was $438.1 million, an increase of 12.3% when compared to $390.3 million for the six-months ended June 30, 2010. Skilled Mix increased 120 basis points to 24.1% in the first six months of 2011 from 22.9% in the first six months of 2010. Quality mix in the first six months of 2011 increased 370 basis points to 71.4%, compared to 67.7% in the prior year period.

Adjusted EBITDA was $70.8 million, or 16.1% of revenue, for the six-months ended June 30, 2011, an increase of 25.1% compared to $56.6 million, or 14.5% of revenue, in the same period a year ago. Adjusted EBITDAR was $79.9 million, or 18.2% of revenue, for the six-months ended June 30, 2011, up 21.0% compared to $66.0 million, or 16.9% of revenue, for the six-months ended June 30, 2010.

Adjusted net income for the six-months ended June 30, 2011, which excludes the non-recurring items described in the Adjusted Earnings Reconciliation table below, totaled $23.1 million, up 31.3% compared to the adjusted net income of $17.6 million for the first six months of 2010.

Adjusted earnings per diluted share, excluding the non-recurring items described in the Adjusted Earnings Reconciliation table below, were $0.62 for the six-months ended June 30, 2011, up 29.2% compared to $0.48 for the same period in 2010.

Net income for the six-months ended June 30, 2011, including the non-recurring items described in the reconciliation tables below, was $22.4 million, or $0.60 per diluted share, up 67.0% as compared to net income of $13.4 million, or $0.36 per diluted share, in the same period of 2010.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the six-months ended June 30, 2011, was $355.3 million, an increase of $16.1 million, or 4.7%, compared to the same period a year ago. Revenue for this segment represented 81.1% of total revenue in the first six months of 2011, compared to 86.9% in the first six months of 2010.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $45.9 million for the six-months ended June 30, 2011, an increase of $10.4 million compared to the same period a year ago. Third-party rehabilitation therapy accounted for 10.5% of total revenue in the first six months of 2011, compared to 9.1% in the first six months of 2010.

Hospice and Home Health Care Services Segment
Revenue for Signature Hospice and Home Health Care, our hospice and home health care services segment, was $36.9 million in the first six months of 2011, compared to $15.6 million in the first six months of 2010. Average daily hospice census grew to 1,039 for the six-months ended June 30, 2011 from 457 for the six-months ended June 30, 2010, an increase of 127.4%. Five of our hospice businesses were acquired May 1, 2010, and their census is reflected in two months of the six-months ended June 30, 2010. Signature's revenue represented 8.4% of total revenue in the first six months of 2011, compared to 4.0% in the first six months of 2010.

2011 Guidance
Our previously issued 2011 full year guidance will be revised to reflect the CMS final rule and its anticipated impact on our fourth quarter of 2011. We are currently in the process of fully assessing the effect of the final rule on our operations and will update our 2011 full year guidance when our assessment is complete.

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, August 2, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the second quarter of 2011 and its outlook for the future.

To participate in the call, interested parties may dial (800) 847-9525 and reference passcode 83361141. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com. The replay will be available through August 9, 2011.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $869 million and approximately 14,200 employees as of June 30, 2011. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 23 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at our skilled nursing facilities divided by the total number of patient days at our skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release. EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. EBITDAR is EBITDA excluding facility rent expense.

(4)	Adjusted EBITDAR is Adjusted EBITDA excluding facility rent expense as reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR table in this press release.

(5)	Adjusted net income reflects the non-GAAP adjustments to net income that are reflected in the Adjusted Earnings Reconciliation table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include our beliefs regarding our positioning for the future. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Net patient service revenue	214,801	200,971	437,379	390,290
Lease facility revenue	746	—	746	—
	215,547	200,971	438,125	390,290
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization show below)	171,249	162,007	346,710	313,712
Rent cost of revenue	4,547	4,832	9,117	9,413
General and administrative	7,237	6,112	14,130	12,463
Depreciation and amortization	6,432	5,992	12,577	11,936
	189,465	178,943	382,534	347,524

Other income (expenses):
Interest expense	(9,662)	(9,164)	(19,608)	(16,448)
Interest income	208	196	383	424
Other (expense) income	(30)	583	(354)	579
Equity in earnings of joint venture	557	678	1,111	1,475
Debt retirement costs	—	(7,010)	—	(7,010)
Total other income (expenses), net	(8,927)	(14,717)	(18,468)	(20,980)
Income before provision for income taxes	17,155	7,311	37,123	21,786
Provision for income taxes	6,584	2,766	14,708	8,360
Net income	$10,571	$4,545	$22,415	$13,426

Earnings per share, basic	$0.28	$0.12	$0.60	$0.36
Earnings per share, diluted	$0.28	$0.12	$0.60	$0.36
Weighted-average common shares outstanding, basic	37,154	36,983	37,117	36,973
Weighted-average common shares outstanding, diluted	37,354	37,084	37,377	37,107

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	June 30, 2011	December 31, 2010
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$15,015	$4,192
Other current assets	133,695	144,633
Property and equipment, net	381,293	387,322
Other assets	409,012	408,143
Total assets	$939,015	$944,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$84,556	$90,298
Current portion of long-term debt	6,588	5,742
Other long-term liabilities	59,613	56,449
Long-term debt, less current portion	486,639	514,221
Stockholders’ equity	301,619	277,580
Total liabilities and stockholders’ equity	$939,015	$944,290

	Six Months Ended June 30,
	2011	2010
Cash Flows from Continuing Operations
Net cash provided by operating activities	$45,230	$38,581
Net cash used in investing activities	(6,173)	(63,772)
Net cash (used in) provided by financing activities	(28,234)	21,820
Increase (decrease) in cash and cash equivalents	10,823	(3,371)
Cash and cash equivalents at beginning of period	4,192	3,528
Cash and cash equivalents at end of period	$15,015	$157

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)

The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Occupancy statistics (skilled nursing
facilities):
Available beds in service at end of period	8,819	9,227	8,819	9,227
Available patient days	802,649	840,527	1,627,402	1,673,045
Actual patient days	662,220	701,608	1,353,028	1,399,149
Occupancy percentage	82.5%	83.5%	83.1%	83.6%
Skilled mix	23.5%	22.9%	24.1%	22.9%
Average daily number of patients	7,277	7,710	7,475	7,730

Hospice average daily census	1,085	694	1,039	457
Home health episodic-based admissions	874	521	1,855	521
Home health episodic-based recertifications	151	105	298	105

EBITDA (in thousands)	$33,041	$22,271	$68,925	$49,746
Adjusted EBITDA (in thousands)	$33,953	$29,098	$70,754	$56,577
Adjusted EBITDA margin	15.8%	14.5%	16.1%	14.5%
Adjusted EBITDAR (in thousands)	$38,500	$33,930	$79,871	$65,990
Adjusted EBITDAR margin	17.9%	16.9%	18.2%	16.9%

Revenue per patient day (skilled nursing
facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$572	$495	$575	$496
Medicare blended rate (Part A & B)	634	557	632	558
Managed care	383	375	387	378
Medicaid	154	149	154	149
Private and other	181	169	178	170
Weighted-average for all	$251	$234	$253	$234

Revenue from (total company):
Medicare	38.4%	37.0%	39.0%	35.9%
Managed care, private pay, and other	33.1	31.5	32.4	31.8
Quality mix	71.5	68.5	71.4	67.7
Medicaid	28.5	31.5	28.6	32.3
Total	100.0%	100.0%	100.0%	100.0%

Skilled Healthcare Group, Inc. Facility Ownership
(Unaudited)

	As of June 30,
	2011	2010
Facilities:
Skilled nursing facilities operated:
Owned	52	55
Leased	22	24
Total skilled nursing facilities operated	74	79
Total licensed beds	9,176	9,812
Skilled nursing facilities leased to unaffiliated third party operator	5	—
Assisted living facilities
Owned	20	20
Leased	2	2
Total assisted living facilities	22	22
Total licensed beds	1,280	1,264
Total facilities	101	101
Percentage owned facilities	76.2%	74.3%

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income	$10,571	$4,545	$22,415	$13,426
Interest expense, net of interest income	9,454	8,968	19,225	16,024
Provision for income taxes	6,584	2,766	14,708	8,360
Depreciation and amortization expense	6,432	5,992	12,577	11,936
EBITDA	33,041	22,271	68,925	49,746
Disposal of assets	3	(583)	293	(579)
Expenses related to the exploration of strategic alternatives	474	—	716	—
Exit costs related to Northern California divestiture	435	—	820	—
Debt retirement costs	—	7,010	—	7,010
Acquisition costs	—	400	—	400
Adjusted EBITDA	33,953	29,098	70,754	56,577
Rent cost of revenue	4,574	4,832	9,117	9,413
Adjusted EBITDAR	$38,500	$33,930	$79,871	$65,990

Skilled Healthcare Group, Inc.
Adjusted Earnings Reconciliation
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income from continuing operations	$17,155	$7,311	$37,123	$21,786
Disposal of assets	—	(583)	290	(579)
Expenses related to the exploration of strategic alternatives	474	—	716	—
Exit costs related to Northern California divestiture	435	—	820	—
Debt retirement costs	—	7,010	—	7,010
Acquisition costs	—	400	—	400
Adjusted income before provision for income taxes	18,064	14,138	38,949	28,617
Provision for income taxes	6,937	5,344	15,424	10,989
Add back tax credit valuation allowance related to Northern California divestiture	—	—	(388)	—
Adjusted net income	$11,127	$8,794	$23,137	$17,628

Weighted-average common shares outstanding, basic	37,154	36,983	37,117	36,793
Weighted-average common shares outstanding, diluted	37,354	37,084	37,377	37,107
Adjusted net income per share, diluted	$0.30	$0.24	$0.62	$0.48
Effective tax rate	38.4%	37.8%	39.6%	38.4%

We believe that a report of EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a facility-by-facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying businesses and facilities between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800